EXHIBIT 10.1

Confidential treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

AGREEMENT

between

ENERGY NORTHWEST

and

UNITED STATES ENRICHMENT CORPORATION

USEC CONTRACT NO. EC-SC01-12UE03133
ENERGY NORTHWEST CONTRACT NO. 335900

Table of Contents

ARTICLE 1 – DEFINITIONS

ARTICLE 2 – TERM

ARTICLE 3 – SCOPE

ARTICLE 4 – DELIVERY OF DU AND INSPECTION OF CYLINDERS

ARTICLE 5 – ENRICHMENT OF DU AND DELIVERY OF ENRICHED DU

ARTICLE 6 – ADDITIONAL PURCHASE OF SWU

ARTICLE 7 – TITLE AND RISK OF LOSS; OBLIGATION CODES

ARTICLE 8 – PRICES AND TERMS OF PAYMENT

ARTICLE 9 – TAXES AND OTHER GOVERNMENTAL IMPOSITIONS

ARTICLE 10 – REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS

ARTICLE 11 - FORCE MAJEURE

ARTICLE 12 – NUCLEAR LIABILITY

ARTICLE 13 – OTHER LIABILITY

ARTICLE 14 – GOVERNMENTAL AUTHORIZATIONS AND REQUIREMENTS

ARTICLE 15 – ENTIRE AGREEMENT; TERMINATION OF PRIOR AGREEMENTS

ARTICLE 16 – TERMINATION

ARTICLE 17 – ASSIGNMENT AND TRANSFER OF INTEREST

ARTICLE 18 – CONFIDENTIALITY

ARTICLE 19 – DISPUTE RESOLUTION

ARTICLE 20 – NOTICES AND ADDRESSES

ARTICLE 21 – GENERAL

APPENDIX A:  EQUATIONS USED TO CALCULATE COMPONENTS OF ENRICHED URANIUM PRODUCT PRODUCED FROM FEED MATERIAL OR FROM DEPLETED URANIUM

APPENDIX B:  PROVISIONS FOR PHYSICAL DELIVERY

APPENDIX C:  *****

APPENDIX D:  *****

APPENDIX E:  USEC SERVICE CHARGES – AS OF THE EFFECTIVE DATE

APPENDIX F:  FORM OF QUALITY CONFIRMATION

BUSINESS PROPRIETARY INFORMATION
USEC CONTRACT NO. EC-SC01-12UE03133
ENERGY NORTHWEST CONTRACT NO. 335900

AGREEMENT

This Agreement (“Agreement”) is entered into as of this 16th day of May, 2012 (the “Effective Date”) by and between Energy Northwest (“Customer”), a joint operating agency and municipal corporation of the State of Washington, and United States Enrichment Corporation (“USEC”), a corporation organized under the laws of Delaware (Customer and USEC being sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, USEC leases the PGDP (as defined below) to conduct its business of Enrichment (as defined below) at the PGDP;

WHEREAS, the United States Department of Energy (“DOE”) holds title to certain quantities of Depleted Uranium (as defined below) located on the reservation where the PGDP is situated;

WHEREAS, DOE is making certain quantities of Depleted Uranium available that Customer will deliver to USEC for processing by USEC under this Agreement;

WHEREAS, Customer will obtain title from DOE to such Depleted Uranium and to the cylinders holding such Depleted Uranium and will deliver them to USEC for Enrichment pursuant to the terms of this Agreement;

WHEREAS, in return, Customer will receive Enriched DU (as defined below) from USEC, subject to the terms of this Agreement;

WHEREAS, Customer is concerned about paying for a substantial amount of purchases under this Agreement from current revenues and intends to issue debt to obtain proceeds to enable it to have sufficient funds to fund its purchases under this Agreement;

WHEREAS, Customer is not willing to issue debt to enable it to have sufficient funds to make a substantial amount of purchases under this Agreement unless such financing is available on terms, in amounts, and at times acceptable to Customer;

WHEREAS, Customer is not willing to subject its credit rating to a downgrade by virtue of this Agreement or any financing to enable it to have sufficient funds to fund its purchases under this Agreement; and

WHEREAS, Customer expects to issue a short-term note to finance the initial four months of expected purchases under the Agreement and thereafter expects to issue bonds (“Bonds”) to pay off the short-term note, and to obtain proceeds to enable it to have sufficient funds to fund the remainder of the expected purchases under this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1 – DEFINITIONS

When used herein with initial capitalization, the following terms shall have the following definitions:

1.1           “Act” means the Atomic Energy Act of 1954, as amended.

1.2           “Article 5 SWU” means the 4,000,000 SWU to be purchased pursuant to Article 3 and delivered as the DU SWU Component of Enriched DU under Article 5 of this Agreement.

1.3           “Article 6 SWU” means the 440,000 SWU to be purchased pursuant to Article 3 and delivered as the LEU SWU Component of Enriched Product under Article 6 of this Agreement.

1.4           “Assay” means the total weight of 235U per kilogram of Material divided by the total weight of all uranium isotopes per kilogram of Material, the quotient of which is multiplied by 100 and expressed as a weight percent, which may be indicated by the symbol “w/o.”

1.5           “Book Transfer” or “Book Transferred” means the transfer of credits for a given quantity of Material between accounts within USEC’s material accounting system, or the accounts of a commercial nuclear fuel fabricator in the United States.

1.6           “Business Day” means a day that is not a Saturday, Sunday or United States Legal Holiday (which is a day for which employees of the United States Federal government are excused from work with pay pursuant to a Federal statute or executive order).  Unless qualified by the term “Business,” references in this Agreement to “day” or “days” refer to a calendar day or days, respectively.

1.7           “Calendar Year,” “CY” or “Year” means a period of twelve (12) months from January 1 through December 31.

1.8           “Cascade” has the meaning ascribed to that term in Section 4.2(c).

1.9           “Conforming Cylinder” means a cylinder meeting the regulatory requirements and industry standards including ANSI 14.1 and USEC-651 (Rev. 9) (The UF6 Manual:  Good Handling Practices for Uranium Hexafluoride) applicable on the date of Physical Delivery, that is suitable for feeding into the Cascade.

1.10           “Customer’s Truck” shall have the meaning ascribed to that term in Section 1.27.

1.11           “Delivery Period” means (a) with regard to deliveries pursuant to Article 5, a monthly schedule for Physical Delivery of Enriched DU; and (b) with regard to deliveries pursuant to Article 6, means a fourteen (14) day period following the stated delivery dates in Section 6.1.

1.12           “Depleted Uranium” or “DU” means depleted uranium in the form of UF6 with an Assay *****.  All DU must be derived from the Enrichment of natural uranium in the form of UF6 which has not been previously irradiated, and was not the result of the enrichment of reprocessed uranium, shall conform to Section 7.3(a), and shall be capable of Enrichment in the Cascade to meet the specification in Section 1.15.

1.13           “DU Account” means an account maintained by USEC to record the amount of Depleted Uranium (in KgU as UF6) credited to Customer.

1.14           “DU SWU Component” means, with respect to a given quantity and Assay of Enriched DU, the amount of SWU required to produce such Enriched DU from a given quantity and Assay of DU, as measured using the formula in Appendix A, as applied to the Enrichment of DU.

1.15           “Enriched DU” or “Enriched Depleted Uranium” means Depleted Uranium in the form of UF6 which has been Enriched to an Assay of at least 0.711 and that conforms to American Society for Testing and Materials’ (“ASTM”) specification, “Standard Specification for Uranium Hexafluoride Enriched to less than 5% 235U,” applicable to “Enriched Commercial Grade UF6” (as defined in paragraphs 4 and 5 of the specification), as in effect on the date of delivery (currently C-996-10).

1.16           “Enriched Product” shall have the meaning ascribed to that term in Section 1.22.

1.17           “Enrichment” or “Enrich” means the process, measured in Separative Work Units, by which the Assay of uranium is increased.

1.18           “Facility” means the USEC-leased premises at the Paducah Gaseous Diffusion Plant located in Paducah, Kentucky operated by or for USEC; also referred to as the PGDP.

1.19           “Feed Account” means an account maintained by USEC to record the amount of Natural Uranium (in KgU as UF6) credited to Customer.

1.20           “F.O.B. Facility” means (a) if the origin of a shipment is the Facility, Customer shall, at its own risk and expense, transport from such Facility an item (e.g., Material or a cylinder) Physically Delivered to Customer at such Facility; and (b) if the destination of a shipment is the Facility, Customer shall, at its own risk and expense, transport the item to the Facility for Physical Delivery to USEC.  No other definition of “F.O.B.” or “Free on Board,” including any definition found in INCOTERMS, shall apply.

1.21           “Heavy Heel” means Enriched DU or Enriched Product residue remaining in a parent cylinder of approximately 1,000 pounds after liquid transfer of the Enriched DU or Enriched Product from the 48 inch cylinder to the 30B cylinders.

1.22           “LEU Feed Component” means with respect to a given quantity and Assay of enriched uranium hexafluoride (“Enriched Product”), the amount of Natural Uranium that would have been required to produce such Enriched Product, at a specified Assay and Tails Assay, if it were produced using Natural Uranium in lieu of DU, as calculated by the formula in Appendix A as applicable to the Enrichment of Natural Uranium.

1.23           “LEU SWU Component” means with respect to a given quantity and Assay of Enriched Product the amount of SWU that would have been required to produce such Enriched Product, at a specified Assay and Tails Assay, if it were produced using Natural Uranium in lieu of DU, as calculated by the formula in Appendix A as applicable to the Enrichment of Natural Uranium.

1.24           “Material” means, as the context requires, DU, Enriched DU, Residual Tails, Enriched Product, or Interim Enriched Product (as defined in Section 7.3(b)) or, in the case of Enriched DU,  Interim Enriched Product or Enriched Product, the components of such Material including SWU. Where the specific types of Material are listed separately, a reference to “Enriched DU” or “Enriched Product” shall, where consistent with the context, also be deemed to include Interim Enriched Product.

1.25           “Natural Uranium” means natural uranium in the form of UF6, which has not been irradiated, enriched or depleted, with an approximate Assay of 0.711, and which conforms to the provisions of the American Society for Testing and Materials’ (“ASTM”) “Standard Specification for Uranium Hexafluoride for Enrichment” as in effect on the date of delivery, applicable to “Commercial Natural UF6” (as defined in the specification) (currently C-787-11).

1.26           “Obligation Code” means (a) the code assigned to Material under the Nuclear Material Management & Safeguards System to indicate the foreign obligation(s) applicable to such Material; or (b) the code assigned by USEC to Material to indicate the unobligated status of such Material.

1.27           “Physical Delivery,” “Physically Deliver,” and “Physically Delivered” mean (a) with respect to the delivery by USEC of a cylinder of Enriched DU, Enriched Product or DU (e.g., rejected DU) to Customer, the loading by USEC of such item onto a truck or other conveyance provided by or on behalf of Customer at the Facility (“Customer’s Truck”); (b) with respect to Residual Tails, when the cylinder is set on the saddles in USEC’s storage yard inside the security perimeter of the PGDP; and (c) with respect to the delivery of a cylinder of DU to USEC, the unloading by USEC of such item off Customer’s Truck.  Loading of Customer’s Truck shall be deemed completed when (x) the item is physically on Customer’s Truck; (y) USEC’s loading equipment, if any, is detached from the item; and (z) in the case of Material, any overpack required for transportation of a cylinder containing such Material is sealed by USEC.  Unloading of an item shall be deemed to be completed when the item is removed by USEC from Customer’s Truck.  Unless the context clearly indicates that another meaning was intended, where the term “delivery” is used without initial capitalization, it means collectively, either constructive delivery under Section 5.2(e) or Appendix B, or Physical Delivery.

1.28           “Prime Rate” means the prime rate as published by the Wall Street Journal, or in the event the Wall Street Journal ceases to publish a prime rate, the Parties shall negotiate in good faith to select a substitute publication and pending agreement on such substitute publication shall use the last prime rate published by the Wall Street Journal.

1.29           “Residual Tails” shall have the meaning ascribed to that term in Section 4.6.

1.30           “Separative Work Unit” or “SWU” means the measure of work required for Enrichment.

1.31           “Tails” means the Depleted Uranium residue, the Assay of which has been depleted in the process of providing Enrichment.

1.32           ***** shall have the meaning ascribed to that term in Article 8.

1.33           “Uranium Hexafluoride” or “UF6” means a chemical compound of uranium and fluorine.

1.34           “235U” means the fissionable uranium isotope with mass number 235.

1.35           “USEC Service Charges” means USEC’s standard charges for services such as handling, sampling, storage, delivery, transfer, packaging or receipt of Material.  A copy of USEC Service Charges is attached as Appendix E.

ARTICLE 2 – TERM

This Agreement shall be effective as of the Effective Date and, unless earlier terminated in accordance with the terms hereof, shall remain in force until December 31, 2013, or the date on which all purchase and payment obligations of Customer and supply obligations of USEC hereunder are fulfilled.

ARTICLE 3 – SCOPE

3.1           Purchase and Delivery Obligations.  Subject to Section 3.2 below, between June 1, 2012 and May 31, 2013, inclusive, Customer shall purchase from USEC, and USEC shall sell and deliver to Customer, (a) 4,000,000 SWU contained in Enriched DU with an average Assay of ***** delivered to Customer by USEC in accordance with Article 5 and (b) an additional quantity of Enriched Product containing 440,000 SWU delivered to Customer under Article 6.  The quantity of Enriched DU containing the 4,000,000 SWU delivered by USEC will vary depending upon the Assay and quantity of DU Physically Delivered to USEC.  *****  For the absence of doubt, Customer’s purchase obligation for any of the foregoing 4,000,000 SWU contained in Enriched DU with an average Assay of ***** and the Enriched Product containing 440,000 SWU shall arise upon Physical Delivery to Customer or, as the case may be, constructive delivery to Customer in accordance with Article 5, Article 6 or Appendix B, and, Customer shall have no purchase obligation until the time of such Physical Delivery or constructive delivery.

3.2           The Parties acknowledge and agree that:

(a)           Power Requirements.  USEC will require a significant amount of electricity to perform its obligations under this Agreement.  The Parties shall be released from their obligations under this Agreement (other than the obligations in Article 18) and the Agreement shall be terminated without further liability of either of the Parties in the event that by May 31, 2012, the necessary Tennessee Valley Authority (“TVA”) power purchase agreement, on terms and conditions acceptable to USEC in its sole discretion, for the supply of sufficient power for USEC to Enrich all the DU contemplated to be supplied to USEC hereunder by May 31, 2013, has not been executed.

(b)           DU Assurances.  Customer shall secure an agreement with DOE that DOE will use reasonable efforts to (i) supply to Customer *****, including any Replacement DU pursuant to Section 4.3; and (ii) promptly replace the DU contained in each cylinder rejected by USEC pursuant to Article 4 (“Rejected DU”) with an equal or greater quantity of DU available to DOE from its inventory of DU in Paducah, Kentucky (“Substitute DU”); and the agreement shall provide that Customer will transfer title of the Residual Tails (as defined below) and the cylinders containing the Residual Tails to DOE (“DOE Agreement”).  The Parties shall be released from their obligations under this Agreement (other than the obligations in Article 18) and the Agreement shall be terminated without further liability of either of the Parties in the event that by May 31, 2012, Customer has not secured an agreement with DOE to provide all the DU contemplated to be supplied to USEC hereunder, including an obligation by DOE to replace any DU rejected by USEC with Substitute DU, and to take title to Residual Tails.

(c)           Customer’s Contingencies.

(i)           Customer may effect the termination of this Agreement, subject to the terms of this Section 3.2(c), upon occurrence of any of the following, each an “Event”:

•
Event Number 1.  Customer determines that long term financing to enable it to have sufficient funds to pay for the expected purchases to be made by Customer under this Agreement is not available on terms, in amounts, and/or at times acceptable to Customer;

•
Event Number 2. Customer receives an indicative rating below ***** by Moody’s Investors Service, below ***** by Fitch Ratings Service, and/or below ***** by Standard and Poor’s Ratings Services, on proposed Bonds that it expects to issue to obtain proceeds to enable it to have sufficient funds to make expected purchases under this Agreement;

•	Event Number 3. Customer is permanently enjoined or otherwise permanently precluded by a court of law with jurisdiction over Customer from further performance under this Agreement;

•
Event Number 4.  Customer or DOE terminates the DOE Agreement according to its terms for reasons other than Customer’s breach or non-performance of the DOE Agreement or Customer’s exercise of a right of termination for convenience; and

•
Event Number 5. USEC terminates its power purchase agreement referred to in Section 21.13(b)(ii) or TVA ceases to supply electrical power to USEC for production of the Enriched Product under the Depleted Uranium Enrichment Program, except where such termination is a response to Customer’s termination or potential termination with respect to Event Number 1, 2, 3 or 4.

(ii)           Upon the occurrence of any one or more of the foregoing Events, Customer shall notify USEC promptly of such Event (the “Event Notice”); provided, that, in the case of the Event Notice for Event Number 1 or 2, Customer shall provide such Event Notice at least five (5) days prior to giving any termination notice which termination notice shall in no event be given earlier than August 1, 2012.  With regard to the possible occurrence of Event Number 3, Customer shall promptly provide notice to USEC of the filing of any litigation involving Customer which could lead to an order or other adjudication enjoining or otherwise precluding Customer from further performance under this Agreement and Customer shall not unreasonably object to USEC’s intervention in any such litigation. With regard Event Number 4 and 5, Customer shall provide the Event Notice at least five (5) days prior to any termination notice.

(iii)           Following receipt of an Event Notice, the Parties shall promptly discuss the matter to determine if modifications can be made to the Agreement, or other measures taken, that will permit performance of all or part of the Agreement, notwithstanding the occurrence of the Event or the underlying reason for the occurrence of the Event.  In the case of an Event Notice for Event 1 or Event 2, the Parties will consider as a modification or measure hereunder, reducing the purchases by EN hereunder of SWU contained in Enriched DU under Article 5 of this Agreement and/or Enriched Product containing SWU under Article 6 of this Agreement to an amount that is less than was originally contemplated, which reduced purchases will conform to the amount of Bonds that Customer can issue on terms, in amounts, and/or at times acceptable to Customer in its sole discretion.  If the Parties fail to reach agreement on such modifications or measures, or Customer determines, in its sole discretion, that it does not wish to engage in further discussions or seek to implement any proposed modifications or measures, Customer may effect the termination of this Agreement by providing notice of such termination to USEC, with termination effective at the time date specified in its termination notice, provided that:

(A)           In the case of Event Number 1, Event Number 2 or Event Number 4, the termination notice may not provide for an effective date of termination fewer than sixty (60) calendar days after receipt by USEC of notice of termination. Notwithstanding any such notice of termination or proposed date of termination, this Agreement shall remain in effect in all respects until the termination date.  Absent mutual agreement, in addition to any Article 6 SWU deliveries that are to be made pursuant to Section 6.1 of the Agreement prior to the effective date of termination, USEC shall not deliver more than the maximum amounts of Article 5 SWU permitted by Section 5.2 in the period between the date it receives the termination notice and the effective date of termination.  USEC shall not feed into the Cascade more DU than is required to produce the Enriched DU required to meet USEC’s delivery obligations prior to termination or to replace Material delivered to Customer in lieu of Enriched DU prior to termination.  Subject to the first sentence of this Section 3.2(c)(iv)(A), Customer shall be obligated to purchase and pay for, and USEC shall be obligated to deliver, all the Enriched DU and Enriched Product delivered under Article 5 and Article 6, respectively, prior to the effective date of the termination.

(B)           In the case of Event Number 3, Customer shall provide the termination notice not earlier than the issuance of the injunction or other order precluding performance by Customer.

(iv)           A termination under this Section 3.2 shall be made in accordance with Article 16 without further liability of either of the Parties except as provided in Article 16 and Section 21.7. Upon termination of this Agreement under this Section 3.2(c), the Parties shall be released from their respective obligations under this Agreement except as provided in Article 16 and  Section 21.7.

(v)           USEC may mitigate economic losses to it, and USEC shall be excused from any delay in its performance, arising from measures taken by it after notice to Customer, pending the outcome of discussions under this Section 3.2(c).

(vi)           If Customer elects to terminate under this Section 3.2(c), the Parties shall, if requested by USEC, adjust delivery schedules to minimize the adverse economic impact upon USEC resulting from the termination of Enrichment of DU at the PGDP.

ARTICLE 4 – DELIVERY OF DU AND INSPECTION OF CYLINDERS

4.1           Delivery of DU.

(a) Beginning on the Effective Date of this Agreement, and continuing through April 30, 2013, inclusive, in accordance with the schedule noted in Section 4.1(b), Customer shall Physically Deliver to USEC Conforming Cylinders containing ***** meeting the requirements of Section 1.12 and Section 7.3(a).

(b) Beginning on the Effective Date of this Agreement, and continuing through October 31, 2012, inclusive, Customer shall Physically Deliver to USEC by the end of each month, no fewer than ***** full 48 inch cylinders of DU meeting the requirements of Section 1.12.  The total amount of KgU of DU to be delivered by Customer or Customer’s designee by October 31, 2012 shall be at least *****.  Beginning November 30, 2012 through April 30, 2013, Customer shall Physically Deliver to USEC by the end of each month, no fewer than ***** full 48 inch cylinders of DU meeting the requirements of Section 1.12; provided, however, that the number of 48 inch cylinders of DU Physically Delivered to USEC may be less than ***** in the final month of delivery.  By April 30, 2013, all KgU of DU required to be delivered to USEC under this Agreement shall have been Physically Delivered.  The Physical Deliveries of the cylinders in accordance with this Section shall be coordinated between Customer and USEC and shall be determined by mutual agreement in advance.

(c) Within five (5) Business Days after the date on which DU is Physically Delivered to USEC, USEC shall credit such DU to the DU Account.

4.2	Inspection of Cylinders of DU.

(a)           Within three (3) Business Days after the Effective Date of this Agreement, Customer shall make available to USEC all DOE records, including electronic records, made available to Customer by DOE, covering the Conforming Cylinders of DU to be Physically Delivered by Customer ***** and pursuant to Section 4.1 to assist USEC in determining preliminarily whether those cylinders are Conforming Cylinders and contain DU meeting the requirements of Section 1.12.  Such records shall include at a minimum:  (i) if requested by USEC, a cylinder history card for each such cylinder, if available; (ii) authorization for USEC to have access to the Nuclear Material Control and Accountability records of such cylinders and the DU they contain; and (iii) all available information about the source of the DU contained in the cylinders.  Where feasible, USEC may be given an opportunity to visually inspect the cylinders prior to delivery and to propose specific cylinders to be delivered or the order in which cylinders will be Physically Delivered from *****.

(b)           After receipt of the information provided in Section 4.2(a), but prior to an actual scheduled Physically Delivery of such cylinder, USEC may reject any cylinder by written notice to Customer if it determines that the records of such cylinder indicate that it may not be a Conforming Cylinder and/or that it may not contain DU meeting the requirements of Section 1.12.  Non-conforming cylinders shall be replaced in accordance with Section 4.3.

(c)           Customer shall make arrangements to Physically Deliver the cylinders identified pursuant to Section 4.2(a), and not rejected by USEC pursuant to Section 4.2(b), to USEC at Customer’s expense at the Facility to which the Parties mutually agree.  The delivery schedule noted in Section 4.1(b) is intended to provide for a flow of DU that at least matches USEC’s ability to feed the cylinders into the commercial Enrichment cascade operated by USEC at the Facility (the “Cascade”).  All cylinders of DU Physically Delivered to USEC shall be accompanied by the DU Documentation required under Appendix B.

(d)           USEC shall conduct an examination of each cylinder, and its DU Documentation, before feeding it into the Cascade to determine whether such cylinder is a Conforming Cylinder and whether any such cylinder has been overfilled with DU.  USEC shall inspect and document in writing the condition of the cylinders and may reject any cylinder by written notice to Customer that it determines is not a Conforming Cylinder or that it determines may have been overfilled with DU, or if it otherwise determines that the cylinder, or the Material it contains, is not suitable for feeding into the Cascade, including due to a discrepancy in the DU Documentation. Non-conforming cylinders shall be replaced in accordance with Section 4.3. In the event a cylinder is returned as non-conforming, USEC shall supply Customer with a copy of the written inspection report.

(e)           The expense of returning Rejected DU to Customer, DOE or another entity or person in the United States designated by Customer and authorized to possess a rejected cylinder and its contents, shall be borne in all cases by Customer.

(f)           USEC’s rejection of DU under this Section 4.2 shall not be subject to dispute.

(g)           In the event cylinders containing DU are not Physically Delivered to USEC on the date scheduled for Physically Delivery of such DU by the Parties, USEC shall provide notice to Customer of the failure to deliver.  Customer shall Physically Deliver the late cylinder of DU within three (3) Business Days after such notice.

(h)           Pending Physical Delivery of the late cylinder of DU, USEC’s obligation to provide Enriched DU pursuant to Section 5.2(a) shall be subject to adjustment in accordance with the reduced quantity of DU provided.

4.3           Replacement of Cylinders of DU.

(a) The following shall apply to the replacement of Rejected DU:

(i)           In all cases, within seven (7) Business Days, Customer shall replace, by Physical Delivery to USEC, the Rejected DU with a Conforming Cylinder of DU conforming to Section 1.12 (the “Replacement DU”).  USEC’s inspection and rejection rights in Section 4.2 shall also apply to any cylinder of Replacement DU provided hereunder.

(ii)           As soon as possible so as to avoid interference in USEC’s anticipated rate of production, Customer shall proceed to secure from DOE all additional Conforming Cylinders of DU meeting the requirements of Section 1.12, needed to replace the Rejected DU ***** and pursuant to the DOE Agreement described in Section 3.2(b).

(iii)           Customer acknowledges that operation of the Cascade during the term of this Agreement is dependent on (A) the timely supply to USEC of Conforming Cylinders of DU meeting the requirements of Section 1.12, and this Article 4; and (b) timely payments by Customer.  Therefore, to ensure a steady flow of DU into the Cascade and payments to USEC, any disagreement between the Parties regarding the performance or interpretation of this Agreement shall not be cause for delay in the immediate provision of Replacement DU under Section 4.3(a)(i) or payments under Article 8.

(b)           USEC’s right of rejection with respect to a cylinder shall no longer apply once the cylinder has been connected to the Cascade and DU has begun to flow from the cylinder to the Cascade.

4.4           Utilization of DU.  Although USEC intends to Enrich all DU supplied by Customer under this Agreement, the operation of the PGDP shall at all times remain within USEC’s sole control.  *****

4.5           Transfer of Cylinders and Residue in Cylinders.  After the DU in a cylinder has been fed into the Cascade, the cylinder shall be disconnected from the Cascade and title to the cylinder and any DU left in such cylinder shall pass to USEC.

4.6           Residual Tails.  Customer shall retain title to the DU (except what remains in the cylinder as provided in Section 4.5), Rejected DU and Replacement DU supplied under this Article 4 throughout Enrichment, except as follows: Customer represents that, pursuant to the DOE Agreement, Customer will transfer and DOE will take title to all Tails resulting from the Enrichment of DU (“Residual Tails”) upon Physical Delivery to DOE.  DOE will take Physical Delivery of the Residual Tails and the 48G, 48H, or 48Y ANSI compliant cylinders (or such other ANSI compliant cylinders agreed by the Parties) containing such Residual Tails by no later than *****.  These Residual Tails shall be provided to DOE in the cylinders used by USEC for withdrawal of such Residual Tails *****. For the avoidance of doubt, it is understood that prior to delivery to DOE, Customer, and not USEC, holds title to the Residual Tails.

ARTICLE 5 – ENRICHMENT OF DU AND DELIVERY OF ENRICHED DU

5.1           Enrichment of DU.  Between June 1, 2012 and May 31, 2013, inclusive, and subject to the delivery of DU under Article 4 and the delivery of power under the power purchase agreement(s) described in Section 3.2(a), USEC shall Enrich in the Cascade the DU delivered by Customer pursuant to Article 4 to produce Enriched DU containing the Article 5 SWU.

5.2           Delivery of Enriched DU.

(a)           Pursuant to the Enrichment of DU under Section 5.1, USEC shall deliver to Customer between June 1, 2012 and May 31, 2013, inclusive, unless otherwise agreed to by the Parties, Enriched DU with an average Assay of *****.  Except for Material delivered by constructive delivery as provided in Section 5.2(e) and Appendix B, Enriched DU shall be Physically Delivered, F.O.B. Facility, on a schedule established pursuant to Appendix B, which shall provide for, to the extent feasible, *****. For the avoidance of doubt, the minimum amount may not be met where USEC’s failure to meet such minimum is excused under Article 11, and the maximum amounts may be exceeded where USEC needs to make up deliveries that were delayed due to Force Majeure. The exact quantity of Enriched DU to be delivered by the end of this Agreement shall be determined by (i) the quantity and Assay of DU supplied to USEC and (ii) the quantity of Article 5 SWU to be purchased pursuant to Article 3, as determined using the formula in Appendix A.

(b)           *****

(c)           USEC shall provide the documentation required by Appendices B and F for each delivery of Enriched DU hereunder.

(d)           Customer shall pay for services provided by USEC in connection with Physical Delivery in accordance with the USEC Service Charge listed in Appendix E and as noted in Article 8.

(e)           If, in any month, Enriched DU containing Article 5 SWU that is ready for Physical Delivery on the date scheduled is not taken by Customer for any reason and also is not taken by Customer by Physical Delivery prior to the end of such month, USEC may treat such Enriched DU as having been constructively delivered as of the last day of the month in which it was scheduled to be delivered and may include the Article 5 SWU of such Enriched DU in the invoice. USEC shall inform Customer of the constructive delivery in the applicable invoice and shall continue to hold the Enriched DU for Physical Delivery to Customer, which shall occur on a date to be agreed by the Parties.  Customer shall take Physical Delivery of all constructively delivered Enriched DU held in storage by USEC *****.

(f)           *****

(g)           *****, Customer shall use its reasonable efforts to notify USEC in the event that it anticipates that DOE or DOE’s contractor will not take Physical Delivery of filled cylinders in a timely manner.

ARTICLE 6 – ADDITIONAL PURCHASE OF SWU

6.1           Purchase of SWU by Customer.  In addition to the delivery of Enriched DU, USEC shall sell Customer 440,000 SWU and will deliver to Customer ***** Enriched Product with an average Assay of ***** containing the Article 6 SWU.  Customer shall take four (4) deliveries of the Enriched Product, with each delivery having an aggregate of 110,000 Article 6 SWU.  The Enriched Product shall be Physically Delivered during the Delivery Period beginning on August 15, 2012, November 15, 2012, February 15, 2013 and April 15, 2013, respectively (the “SWU Deliveries”).

6.2           Delivery to Customer of Enriched Product Containing the Article 6 SWU.  USEC shall deliver the Enriched Product containing the Article 6 SWU by Physical Delivery in *****, pursuant to the delivery terms of provisions of Article 5 (other than Section 5.2(a)) and Appendix B, or, where applicable, by constructive delivery under Section 5.2(e) or Appendix B, Paragraph 4.

6.3           Delivery of Feed Material to USEC.

(a)           At the time of each of the four SWU deliveries described in Section 6.1, *****

(b)           If, on the Feed Delivery Date, *****

(c)           For these purposes, the term “Spot Market Feed Value” means the average of: (A) the most current month-end price indicator per KgU of natural UF6 published by The Ux Consulting Company LLC in Ux Weekly (as referenced in the “NA Value” line of the Ux Price Indicators chart) and (B) the most current month-end price indicator per KgU of natural UF6 (the “UF6 Value”) published by TradeTech, LLC in the month-end issue of Nuclear Market Review.  If a current price indicator is not published by one of these sources, an equivalent published spot market price shall be selected by good faith negotiation between the Parties.  If any of the sources to be used pursuant to this Section 6.3(c) publishes a range of prices, the midpoint of the range shall be used as the price.

ARTICLE 7 – TITLE AND RISK OF LOSS; OBLIGATION CODES

7.1           Title to and Risk of Loss of Depleted Uranium.

(a)           Customer shall hold title to all DU delivered to USEC and credited to the DU Account and shall transfer title to the Residual Tails to DOE.  USEC shall bear risk of loss of the DU held in Customer’s DU Account upon its Physical Delivery to USEC until such DU is incorporated into Enriched DU, at which point USEC shall bear risk of loss for the portion of the DU attributed to such Enriched DU, and also for the portion attributed to Residual Tails until (i) in the case of the Enriched DU, the Enriched DU is Physically Delivered to Customer and (ii) in the case of Residual Tails, the Residual Tails are Physically Delivered to DOE (or, if earlier, such Material is transferred to DOE in connection with the termination of USEC’s lease of the PGDP).  USEC also shall bear risk of loss with respect to any DU remaining in an emptied cylinder of DU to which USEC takes title pursuant to Section 4.5.

(b)           At the time that Enriched DU containing the Article 5 SWU is delivered to Customer, the balance in the DU Account shall be reduced by the quantity of DU deemed to have been used in the production of such Enriched DU. The delivery of Enriched DU to Customer shall be deemed to be a delivery to Customer of the portion of the DU attributable to (and deemed to be incorporated in) the Enriched DU, with title to all remaining portions of such DU (i.e., constituting the Residual Tails) held by DOE pursuant to Section 4.6 or USEC pursuant to Section 4.5.

7.2           Title to and Risk of Loss of the Enriched DU Containing Article 5 SWU and Enriched Product Containing Article 6 SWU.  Title to and risk of loss for the Enriched DU***** delivered under Article 5 and the Enriched Product delivered under Article 6*****shall pass to Customer upon Physical Delivery to Customer.  In the case of constructive delivery pursuant to Section 5.2(e) of Enriched DU containing Article 5 SWU or Enriched Product containing Article 6 SWU, title to the Enriched DU or Enriched Product***** shall pass to Customer upon constructive delivery and USEC shall maintain the risk of loss until such time as the Physical Delivery of the Enriched DU or Enriched Product has been completed.

7.3           Country of Origin/Obligation Codes.

(a) Subject to the DOE Agreement, the DU delivered to USEC by Customer shall be unobligated and bear the country of origin code of the United States.

(b) Subject to delivery by Customer of unobligated U.S. origin DU, Enriched DU delivered by USEC pursuant to Article 5, and Enriched Product delivered by USEC pursuant to Article 6, shall be unobligated and bear the country of origin code of the United States.  *****

7.4           Customer Liability for DU in Cascade.  Pursuant to the terms of Section 3107 of the USEC Privatization Act, 42 U.S. Code § 2297h-5(d), DOE and not Customer is responsible for environmental and decontamination and decommissioning liabilities at the PGDP as a result of the introduction of DU supplied by Customer into the Cascade.

ARTICLE 8 – PRICES AND TERMS OF PAYMENT

8.1           Price.

(a) Customer shall pay ***** (the “SWU Price”) for the Article 5 SWU contained in Enriched DU delivered pursuant to Article 5 of this Agreement and the Article 6 SWU contained in Enriched Product delivered under Article 6 of this Agreement, exclusive of packaging and handling charges, *****.

(b)           The total price for the 4,440,000 SWU purchased under Article 3, regardless of any adjustment in quantities of Enriched DU or Enriched Product due to variation in Assay or quantity of DU, plus the applicable packaging and handling charges under Section 8.1(a), during the period ***** provided that USEC has delivered 4,440,000 SWU to Customer under this Agreement by May 31, 2013.

(c)           *****

8.2           Fuel Cost Adjustment.  In addition to the SWU Price, and other expenses, fees or charges that USEC may invoice under Sections 6.3, 8.1, 8.3, 8.4, 8.5 and 8.6 and the other Articles of this Agreement (such as Article 13), Customer shall also pay the following:

(a)           Fuel Cost Adjustment Estimate.  On the first invoice for each month, Customer shall be billed for any amount payable during that month to TVA under any power purchase agreement(s) entered into by USEC with TVA (or any amendment to an existing power purchase agreement with TVA) pursuant to Section 3.2(a), for power to Enrich DU delivered by Customer, with respect to estimated Fuel Cost Adjustment (“FCA”) charges to be paid during that month by USEC.  For example, the estimated FCA charges for June 2012 will be included in the invoice issued on June 5, 2012.  FCA is the amount by which the price of energy supplied by TVA to USEC under such power purchase agreement(s) (or amendments) is increased to reflect TVA’s fuel costs, purchased power costs and related costs.

(b)           Fuel Cost Adjustment True-Up.  In addition to Section 8.2(a), Customer’s invoice shall include an adjustment for any amounts subsequently billed or credited to USEC to account for changes in the FCA charges billed to Customer pursuant to Section 8.2(a) once actual costs are known (“True Up Charges”).  Where a credit is owed to Customer, including where a True Up Charge by TVA actually results in a credit owed to USEC by TVA with respect to FCA charges previously paid by USEC, such credit shall be applied to the next invoice issued to Customer under this Agreement; provided, however, that the Parties shall work cooperatively to ensure that all credits given or anticipated to be given to Customer in connection with this Agreement that have not been used by March 31, 2013, are fully applied in invoices issued under this Agreement in the last months of the term of the Agreement so as to avoid or minimize any outstanding credit owed by USEC to Customer at the end of the Agreement’s term.  Where there is an unused credit at the end of the Agreement’s term, the Parties shall agree upon a means to compensate Customer, which may include the delivery of additional Material or the refund of monies paid.

(c)           This Section 8.2 shall result in all amounts payable to TVA for FCA with respect to the power purchased by USEC to Enrich DU supplied by Customer being passed through to Customer, including any True-Up Charges.

8.3           *****

8.4           Sampling and Related Charges.  Customer shall pay all costs of sampling and analyses by the independent laboratory in accordance with this Article 8 and also with the provisions of Appendix B, Paragraph 10 as well as the associated cost for *****

8.5           Terms of Payment.

(a)           *****

(b)           Customer shall pay USEC’s invoices by wire transfer of immediately available funds in accordance with USEC’s invoice instructions (and without deduction for any amounts owed by USEC with respect to goods and services not covered by the invoice or for any bank fees or any other charges) no later than the “Due Date” which shall be the date such invoice is due under Section 8.5(a).

(c)           The interest rate on late invoices shall be a per annum rate equal to *****, such interest to be calculated from the day following the Due Date until the date of payment.

(d)           *****

(e)           For invoices that are due *****, the invoice shall be paid by such ***** day, and if not paid by that date, interest shall apply on the amounts invoiced from the ***** day (i.e., the day after the Due Date of such invoice).

(f)           In the event the Due Date does not fall on a Business Day, then payment shall be due as follows:

(i)           If the Due Date falls on a Saturday, payment shall be due on the preceding Business Day.

(ii)           If the Due Date falls on a Sunday, payment shall be due on the following Business Day.

(iii)           If the Due Date falls on a United States Legal Holiday (as defined in Section 1.6), payment shall be due on the preceding Business Day, unless such United States Legal Holiday falls on a Monday, in which case payment shall be due on the first Business Day following such United States Legal Holiday.

(g)           All invoices submitted by USEC shall include documentation to support the charges invoiced, including documentation to demonstrate the quantity of cylinders delivered, the quantity of Enriched Product or Enriched DU they contain, and, in the case of charges for FCA, to verify that TVA is seeking the amount invoiced for such FCA charges.  *****  Nothing contained herein shall relieve USEC of its obligation to provide independent laboratory results on all Enriched DU or Enriched Product, even if such results are not received until after Enriched DU and Enriched Product is delivered.

(h)           For purposes of invoicing for deliveries of Article 5 SWU contained in Enriched DU or Article 6 SWU contained in Enriched Product, *****.

8.6           Surcharge for Rejected Cylinders.  In addition to the payments above, Customer shall pay USEC a surcharge of  *****.

8.7           Non-Payment of Invoices.  Customer’s failure to timely pay in full all undisputed amounts in two or more invoices by the date by which payment is due shall be considered a material breach of this Agreement for which USEC may pursue its remedies under applicable law.  Further, without limiting any other remedies of USEC under this Agreement or applicable law, if, after demand for payment, all such invoices are not paid in full within five (5) days after the latest Due Date applicable to any of such invoices, USEC may terminate this Agreement by written notice to Customer effective as of a date set by USEC in the termination notice.

8.8           Failure to Issue an Invoice.  Notwithstanding any other provision of this Agreement USEC’s failure to issue an invoice in accordance with this Section shall not be deemed to be a waiver by USEC of its right to receive payment pursuant to this Agreement but Customer shall not be obligated to make such payment until an invoice therefor is issued by USEC to Customer.

ARTICLE 9 – TAXES AND OTHER GOVERNMENTAL IMPOSITIONS

(a)           All prices, fees, and charges under this Agreement exclude all U.S. federal, state or local sales, use, excise, property or other taxes or governmental impositions, or payments in lieu of such taxes or impositions, including interest and penalties thereon (collectively, “Taxes”) levied upon, or measured by, the value, the sale or the sale price of Material, SWU, depleted uranium resulting from the Enrichment of DU, cylinders supplied by or for Customer, or USEC services, all of which shall be borne or reimbursed by Customer without regard to any contrary definition of “F.O.B.” under applicable law, custom or trade practice, and without regard to which Party may have responsibility under applicable laws and regulations to collect such Taxes.

(b)           Each Party agrees that it will cooperate with, and take reasonable efforts requested by, the other Party, to lawfully minimize Taxes on or connected with any transaction under this Agreement and that it will not unreasonably withhold its consent when requested to produce, execute, or file any documents required to reduce, secure exemption from, obtain refund of, or eliminate Taxes of any kind whatsoever.

(c)           Nothing herein shall require USEC to manage its inventories or modify its operations except as it deems appropriate in its sole discretion.

ARTICLE 10 – REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS

10.1	USEC Representations. USEC represents to Customer as follows:

(a)           This Agreement is a valid and binding obligation of USEC.

(b)           USEC has, or will have at the time required, all necessary licenses and governmental approvals required to engage in the transactions contemplated by this Agreement.

(c)           All Material furnished to Customer hereunder shall be delivered free and clear of all liens, pledges, encumbrances, security interests or title claims created by USEC, its agents or others acting on its behalf and to the maximum extent permitted by applicable law, USEC shall indemnify, hold harmless and, at Customer’s option, defend Customer from any claim contrary to the representations in this Section 10.1(c).

10.2           Customer Representations.  Customer represents to USEC as follows:

(a)           This Agreement is a valid and binding obligation of Customer.

(b)           Customer has, or will have at the time required, all necessary licenses and governmental approvals required to engage in the transactions contemplated by this Agreement.

(c)           All Material to which Customer has title, including Depleted Uranium and Feed Material delivered by Customer and Enriched DU and Enriched Product in USEC’s possession, shall, at all times while in USEC’s possession or control, be free and clear of any lien, pledge, encumbrance, security interest or other claim that could impair USEC’s exclusive use of such Material or impair USEC’s ability to perform this Agreement and to the maximum extent permitted by applicable law, Customer shall indemnify, hold harmless and, at USEC’s option, defend USEC from any claim contrary to the representations in this Section 10.2(c).

10.3           Customer Warranties. Customer warrants to USEC that DU delivered by Customer to USEC shall conform to Section 1.12 and to the quantity, Assay and Obligation Code provided herein.

10.4           USEC Warranties. USEC warrants to Customer that Enriched DU and Enriched Product delivered by USEC to Customer shall conform to the ASTM specification in Section 1.15 and to the quantity, Assay and Obligation Code provided herein.  Replacement by USEC of Enriched DU or Enriched Product in accordance with the terms of this Agreement that fails to meet this warranty pursuant to Paragraph 14 of Appendix B shall be Customer’s exclusive remedy for (a) any breach of this warranty by USEC; or (b) USEC’s failure to deliver Enriched DU or Enriched Product in accordance with the terms of this Agreement.

10.5           Disclaimer.  THE PARTIES’ EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND THE PARTIES MAKE NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION AND WARRANTY (A) OF MERCHANTABILITY; (B) OF FITNESS FOR ANY PARTICULAR PURPOSE; OR (C) THAT MATERIAL DELIVERED BY EACH PARTY WILL NOT RESULT IN INJURY OR DAMAGE WHEN USED FOR ANY PURPOSE.

10.6           Recourse.  Nothing in this Agreement shall be construed to create a right of recourse by USEC against DOE with respect to Customer’s payment obligations hereunder.

ARTICLE 11 - FORCE MAJEURE

11.1           Excused Delays.

(a)           A Party shall not be liable for any expense, loss or damage resulting from delay in, or prevention of, performance of its obligations under this Agreement to the extent due to a cause (a “Force Majeure”) beyond the reasonable control of that Party (the “Affected Party”) including, but not limited to, fires, floods, explosions, earthquakes, hurricanes or other natural elements, acts of God, strikes, labor disputes, work stoppages or walkouts, acts of public enemies, war (declared or undeclared), show of force, revolution, insurrection or riots, civil commotion, sabotage, acts or threatened act of terrorism, transportation delays, perils of the sea, port congestion, drought, acts or failures to act of governmental authorities, third parties, or the other Party (irrespective of whether excused), epidemic, quarantine restrictions, embargos, or inability to secure labor, materials, equipment or utilities; provided, however, that strikes, labor disputes, work stoppages or walkouts resulting from a breach of USEC’s obligation to pay workers’ wages that USEC has not disputed shall not be considered a Force Majeure. In the event of any delay or prevention of performance arising by reason of a Force Majeure, the time for performance shall be extended by a period of time equal to the time lost by reason of such delay or prevention of performance.  Notwithstanding the above, in no event shall a Force Majeure excuse either Party from the obligation to pay money when due under this Agreement, or require the Affected Party to settle any labor difficulty except as the Affected Party, in its sole discretion, determines appropriate.

(b)           USEC shall not be obligated to meet its delivery obligations under this Agreement through sources other than Enriched DU produced from DU delivered by Customer and shall not be obligated to: (i) procure depleted uranium, natural uranium or enriched uranium from any source, including its own inventory; (ii) procure additional power; or (iii) operate the Facility beyond May 31, 2013. This does not limit USEC’s obligation to complete, and Customer’s obligations to take, deliveries of Enriched DU actually produced under this Agreement prior to May 31, 2013 even if USEC is not producing Enriched DU after that date.

(c)           Given that the power supplied to the Facility during the term of this Agreement is primarily for performance of this Agreement and USEC does not generate power or supply power, any disruption in power supplied for any reason other than the failure by USEC to comply with the terms of its power purchase agreements with power suppliers and any equipment failures caused by such power disruption shall also be a Force Majeure.

(d)           Given that Customer’s ability to deliver DU and Replacement DU under this Agreement is subject to and solely dependent on DOE’s performance under the DOE Agreement, any failure by Customer to deliver DU and Replacement DU shall be a Force Majeure; provided Customer has complied with the terms of the DOE Agreement and has not solicited or consented to DOE’s nonperformance of the DOE Agreement.

(e)           To the extent that an Affected Party determines in good faith that a Force Majeure event (other than the event covered by Section 11.1(d) and Section 13.3) declared by the Affected Party could have an operational impact upon the Affected Party’s ability to perform this Agreement according to its terms, then the Affected Party shall notify the other Party of such impact, including the basis for its determination, and each Party may propose measures that would mitigate the impact.  Without limiting the foregoing, such measures may include, but are not limited to, adjustment of quantities and schedules under this Agreement to permit full or partial performance thereof by the end of the term of this Agreement in a manner that the Parties determine to be economic.  All mitigating measures proposed by a Party shall be subject to mutual agreement of the Parties.  If USEC notifies Customer that it will cease Enrichment operations as the result of the Force Majeure, either Party may terminate this Agreement with notice to the other Party and the obligations of each Party shall be in accordance with Section 16.2.

(f)           An inability to perform, or a delay in performance, caused or resulting from an equipment failure at the PGDP that is not due to a negligent failure to perform maintenance scheduled by USEC during the term of this Agreement, also shall be treated as a Force Majeure.

11.2           Notification.  The Affected Party shall notify the other Party in writing of the Force Majeure for which excuse is claimed under Section 11.1 and the expected duration of the resultant delay within a reasonable period of time after it appears that the Force Majeure is likely to prevent or delay the performance of the Affected Party’s obligation under this Agreement, and the Affected Party shall keep the other Party informed of any material change in the facts set forth in the notice.

ARTICLE 12 – NUCLEAR LIABILITY

12.1         Required Indemnification and Coverage in the United States.

(a)           Pursuant to Section 3107(f) of the USEC Privatization Act, the lease between USEC and DOE for the Facility includes a nuclear hazards indemnification agreement (“DOE Nuclear Hazards Indemnification Agreement”) entered into under Sections 170d of the Act.  While Material delivered by either Party hereunder remains at the Facility and for so long as the DOE Nuclear Hazards Indemnification Agreement remains in effect, the Parties shall rely upon the DOE Nuclear Hazards Indemnification Agreement for protection against public liability (as defined in the Act) arising from a nuclear incident (as defined in the Act) involving such Material at the Facility.

(b)           With respect to each facility (other than the Facility) in the United States at which Material delivered to Customer under this Agreement is to be used or stored, Customer, without expense to USEC, shall, so long as such Material remains in residence at or is in transit to or from such plant or facility:

(i)           if the facility is operated by DOE or its contractor, ensure that such facility is subject to an agreement of indemnification under Section 170d. of the Act, and that USEC is a “person indemnified” (as defined in Section 11t of the Act) under such agreement of indemnification; or

(ii)           obtain and, except as provided in Section 12.4, maintain in effect an agreement of indemnification contemplated by Section 170 of the Act, and nuclear liability insurance, or other financial protection, in such form and in such amount as will meet the financial protection requirements of the Nuclear Regulatory Commission (“NRC”) pursuant to Section 170 of the Act; or

(iii)           if there is no agreement of indemnification under Section 170 or Section 170d of the Act covering Nuclear Incidents at such facility (such as a fabricator’s plant or facility) and during any portion of the transportation of the Material to or from such plant or facility, ensure that nuclear liability insurance is obtained and maintained in effect that provides for at least $100,000,000 per occurrence for property damage and bodily injury arising from a nuclear incident as defined in the Act that is not subject to an indemnification agreement under Section 170 of the Act and USEC is included within the scope of the insured parties under such nuclear liability insurance to the extent permitted by applicable law or the applicable insurance policy.

12.2           A “Nuclear Incident” means:

(a)           with respect to the application of U.S. law, the term “nuclear incident” as defined in the Act; and

(b)           with respect to the application of the law of any country other than the United States, the term “nuclear incident” as defined in the law or treaty applicable to the place where the incident occurred, or if no such law or treaty applies, the definition in the Paris Convention on Third Party Liability in the Field of Nuclear Energy of 29 July 1960.

12.3           Substitute Financial Protection.

(a)           For purposes of this Section 12.3, USEC shall be the “Responsible Party” with respect to Section 12.1(a) and the “Protected Party” with respect to Section 12.1(b); and Customer shall be the “Protected Party” with respect to Section 12.1(a) and the “Responsible Party” with respect to Section 12.1(b).

(b)           If the nuclear liability protection system provided by the Act is repealed, materially decreased in coverage, modified or expires, the Responsible Party shall, without expense to the Protected Party, use its reasonable efforts to obtain and maintain in effect substitute liability protection in order to avoid a material impairment of the protection afforded the Protected Party and its employees and suppliers prior to such repeal, decrease in coverage, modification or expiration under that portion of Section 12.1 for which it is the Protected Party.  Such substitute protection may include, at the Responsible Party’s option, (i) government indemnity or limitation of liability; or (ii) commercial liability insurance.  The Protected Party may suspend its obligations under this Agreement for up to 180 days in order to permit the Responsible Party to implement substitute protection.  Additionally, at the end of such suspension period, the Protected Party may terminate this Agreement, in whole or in part, without liability to the Responsible Party if the Protected Party, in its sole discretion, determines that the actions taken by the Responsible Party pursuant to this Section 12.3(b) are not sufficient to avoid such a material impairment of the protection afforded to the Protected Party.  The Protected Party shall lose its termination right if, after suspending its obligations hereunder, the Protected Party takes delivery of Enriched DU or Enriched Product (if the Protected Party is Customer) or delivers Enriched DU or Enriched Product (if the Protected Party is USEC).  Any suspension by a Party shall be subject to prior agreement on terms for payment of any power purchase agreement entered into by USEC that ensure that the financial burden or expense for USEC under such agreements will not prevent resumption of performance if and when the suspension is lifted, and termination shall be subject to mutually agreed terms to protect USEC from bearing continuing payment obligations for power after termination.

12.4           Insurance.  Any insurance required under this Article 12 shall either include USEC and its suppliers as a named insured or include a waiver of all rights of recourse and subrogation by the insured and insurer against USEC and its suppliers.

12.5           Required Assurances for Transfer of Material.  Prior to the export of any Material delivered to Customer under this Agreement, or the transfer by Customer to another person of any interest in Material, Customer shall provide USEC with written assurances, in a mutually acceptable form, that the limitation of, and protection against, liability following the proposed transfer will be at least equivalent to that afforded the Parties, their employees and suppliers under the provisions of this Agreement.  This Section 12.5 shall not apply to transfers solely incident to mortgages or other documents creating liens or security interests in effect as of the Effective Date (including liens or security interests arising after the Effective Date under such mortgages or other documents).  The provisions of this Section 12.5 shall also not limit Customer’s right to dispose of spent nuclear fuel containing Material in accordance with applicable legal requirements after such fuel is finally discharged from its reactor(s).

12.6           Property Damage Waiver.  Notwithstanding any other provision in this Agreement, in no event shall a Party (the “Supplying Party”) or its suppliers be liable to the other Party for loss, damage or loss of use, of any property resulting from a Nuclear Incident involving Material delivered by the Supplying Party hereunder, and the other Party shall use its commercially reasonable efforts to obtain a waiver of such liability running in favor of the Supplying Party and its suppliers, from any person or entity to which the other Party may give an interest in, or the right to possess, such Material.  The waiver provided under this Section 12.6 shall apply to the maximum extent permitted by law and without regard to the fault or negligence of either Party.

12.7           Definition of Material.  For purposes of this Article, “Material” shall be deemed to include Material delivered to a Party, any cylinders or storage or transportation equipment provided by either Party in connection with such a delivery, nuclear fuel or other products fabricated from, or containing, the Material delivered to Customer, and the services provided by USEC in connection with Material delivered hereunder.

12.8           Suppliers.  References in this Article to suppliers of USEC shall be deemed to include any vendor, contractor, subcontractor or other entity, regardless of tier, who supplies equipment, services, material, information or financing to USEC in conjunction with the Material.

ARTICLE 13 – OTHER LIABILITY

13.1           Limitation of Liability.

(a)           Neither Party shall be liable to the other Party for any incidental, consequential, special, exemplary, penal, indirect or punitive damages of any nature arising out of or relating to the performance, non-performance, or breach of this Agreement including, but not limited to, replacement power costs, loss of revenue, loss of business opportunities, loss of anticipated profits or loss of use of, or damage to, plant or other property; provided, however, that fees, expenses, penalties or other charges incurred by a Party that are expressly due and owing or reimbursable hereunder by the other Party shall not be considered “damages” for purposes of this Section 13.1(a).

(b)           The maximum aggregate liability of either Party to the other Party for any and all claims arising out of or relating to the performance, non-performance, or breach of this Agreement (including, without limitation, claims under Appendix B), whether based upon contract, tort (regardless of degree of fault or negligence), strict liability, warranty, or otherwise, shall in no event exceed *****.  This Section 13.1(b) shall not limit the liability of a Party (the “Liable Party”) to the other Party (i) to replace Material for which the Liable Party bears the risk of loss under this Agreement, which shall be capped at the value of the Material at issue at the time of loss, (ii) for any failure of the Liable Party to comply with its obligations under Article 12; (iii)  for amounts due for Article 5 SWU and the Article 6 SWU delivered (or to be delivered by USEC pursuant to Section 16.2 in the event of a termination or expiration of this Agreement) (including associated packaging and handling charges) hereunder; or (iv) to pay any fee, expense or charge that is specifically payable by the Liable Party under this Article or Articles 4, 5, 6, 8, 9 or 16 or Appendix B of  this Agreement.

(c)           All claims that a Party (the “Claiming Party”) may have against the other Party, whether based upon contract, tort (regardless of degree of fault or negligence), strict liability, warranty, or otherwise, for any losses or damages arising out of, connected with, or resulting from the performance, non-performance or breach of this Agreement shall be limited to specifically identified written claims submitted by the Claiming Party to the other Party prior to the expiration of one (1) year after the Claiming Party knows or should have known of the occurrence of the event or the first of a series of events which gives rise to the claim; provided, however, that this one (1) year limit shall neither (i) bar any counterclaim, setoff or similar cause of action asserted subsequent to the expiration of such one (1) year limit in response to any written claim submitted prior thereto; nor (ii) be construed as extending or waiving any shorter statute of limitations applicable to any claim, counterclaim, or setoff.

(d)           Nothing in this Agreement shall be interpreted to limit the rights, obligations or liability of either Party under Article 12.

13.2           Remedies Regarding Payments.  Without limiting Customer’s obligation to pay interest on late payments, the Parties agree that interest payments are not an adequate remedy for a failure by Customer to make timely payment to USEC for deliveries of Article 5 SWU contained in Enriched DU or Article 6 SWU contained in Enriched Product, and that USEC may pursue any other remedies available under this Agreement or applicable law to assure Customer’s timely performance.

13.3           Remedies Regarding Deliveries of DU or Interruptions of Power.

(a)           The Parties recognize that Customer’s delivery of DU to USEC under this Agreement assumes timely performance of the DOE Agreement and USEC’s Enrichment of DU and delivery of Enriched DU and Enriched Product under this Agreement assumes timely delivery to USEC of both DU from Customer and power from TVA.

(b) If due to a Force Majeure under Section 11.1(d), Customer determines that it cannot deliver all the DU (including Replacement DU, where applicable) that Customer is required to deliver under Section 4.1 (or Section 4.3 in the case of Replacement DU), by the date required in Section 4.1(b) (or Section 4.3(b) in the case of Replacement DU), Customer shall notify USEC of such Force Majeure pursuant to Section 11.2 and shall afford USEC the opportunity to propose measures that would mitigate the impact of such Force Majeure so as to permit the Agreement to be performed to the maximum extent practical.

(c) If:

(i)           either (A) for any reason whether or not excused under Article 11 (other than a Force Majeure under Section 11.1(d)), or a termination under Section 3.2, Customer does not deliver all the DU (including Replacement DU, where applicable) that Customer is required to deliver under Section 4.1 (or Section 4.3 in the case of Replacement DU), by the date required in Section 4.1(b) (or Section 4.3(a) in the case of Replacement DU); or (B) any of the power to be supplied to USEC for performance of this Agreement is interrupted or curtailed by TVA, through no fault of USEC; and

(ii)           USEC determines in good faith that the failure to make timely delivery of DU or the interruption of power supplied to USEC, as the case may be, could have an operational impact upon USEC’s ability to perform this Agreement according to its terms (including the monthly schedules agreed by the Parties), then USEC shall notify Customer of such impact, including the basis for its determination, and may propose measures that would mitigate the impact of such failure.  Without limiting the foregoing, such measures may include, but are not limited to, adjustment of quantities and schedules under this Agreement to permit full or partial performance thereof by the end of the term of this Agreement in a manner that USEC proposes would be economic.

(d) All mitigating measures proposed by USEC under this Section 13.3 shall be subject to mutual agreement of the Parties, but if the Parties have not agreed on mitigating measures within ***** after notice is given under Section 13.3(b) or Section 13.3(c), as applicable, then:

(i)           In the case of a determination by Customer under Section 13.3(b), each Party shall have the option, at its sole discretion, to terminate this Agreement and Enrichment of DU under this Agreement as of a date specified by the terminating Party; provided, that, in selecting a termination date, Customer shall select a termination date that shall permit USEC to complete, prior to such termination date, Enrichment and delivery of all Enriched DU that USEC can produce with the DU already delivered to USEC as of the date of the notice of Force Majeure; and

(ii)           *****

If both USEC and Customer elect to terminate this Agreement under Section 13.3(d)(i), the effective date of termination shall be determined by mutual agreement, but in no event shall it be outside the period bounded by the dates selected by the Parties.

(e) In the event USEC terminates this Agreement and further Enrichment of DU under Section 13.3(c)(i) due to Customer’s material breach of its obligation to deliver all required DU, Customer shall pay USEC a termination fee as follows: *****

In no event, however, shall such termination fee, when added to the amounts paid or to be paid to USEC for Article 5 SWU and Article 6 SWU delivered prior to the effective date of termination, exceed *****.  Payment by Customer of the termination charges under this Section 13.3 (e), plus payment for Article 5 SWU and Article 6 SWU delivered prior to the effective date of termination (or after termination to the extent permitted pursuant to Section 16.2) and amounts owed pursuant to Section 16.2, shall represent full satisfaction of all charges owing to USEC hereunder.

(f) Determinations by Customer under Section 13.3(b) and by USEC under Section 13.3(c), and any failure to agree by either Party under Section 13.3(d), shall not be subject to dispute.

(g) The availability of the remedies in this Section 13.3 does not limit either Party’s ability to invoke its right to excuse performance under Article 11.

13.4           Failure to Take Delivery *****.  If Customer fails to take Physical Delivery of all Enriched DU and/or Enriched Product in storage at USEC, as well as all cylinders containing Rejected DU and any unused filled cylinders of DU, and DOE fails to take Physical Delivery of all Residual Tails in storage at USEC and all cylinders of DU in storage at USEC (collectively, the “Stored Items”) by *****, Customer shall pay a storage fee thereafter in accordance with the USEC Service Charges in Appendix E until such time as USEC determines that it will de-lease the Facility.  USEC’s decision to de-lease the Facility shall remain in USEC’s sole discretion and shall be made based on its own operational and financial interests and without regard to any obligations to provide storage of the Stored Items.  If USEC notifies DOE of its decision to de-lease the portion of the Facility on which the Stored Items are located, Customer shall within sixty (60) days prior to the proposed date of de-lease take Physical Delivery of the Stored Items or agree with DOE on terms for the continued storage by DOE of the Stored Items after the Facility is de-leased so that USEC may relinquish control of the Stored Items to DOE on its proposed date of de-lease.  If, for any reason, (a) Customer fails to comply with the preceding sentence or (b) USEC is unable to de-lease on the date it proposed to DOE due, in whole or in part, to the continued presence of the Stored Items on the facilities, USEC shall, at its sole option:

(i)           at Customer's expense, remove the Stored Items to another facility licensed to accept and store the Stored Items there; or

(ii)           continue to lease and operate the Facility to the extent necessary to store the Stored Items for Customer and Customer shall pay 100% of USEC‘s direct and indirect costs of maintaining its lease of the portion of the Facility where the Stored Items are located from the date of the proposed de-lease until the actual de-lease of such portion of the Facility by USEC.

Notwithstanding the foregoing, if USEC determines, at its sole option, that the cylinders containing the Residual Tails shall remain at the PGDP for some period of time beyond *****, the storage fees described herein shall not apply during this additional time period.

13.5           Effect of Delivery. Upon completion of a Physical Delivery of Material (including, but not limited to Enriched DU and Enriched Product) to Customer, USEC shall have no responsibility for damages or other claims arising from such Material, Enriched DU or Enriched Product.  The foregoing shall not limit  Customer’s rights with respect to rejection of Enriched DU or Enriched Product prior to Acceptance (as defined in Appendix B), the check weighing procedure in Appendix B prior to Acceptance, the terms provided in Paragraphs 15 and 16 of Appendix B with respect to resolution of disputes regarding rejected Enriched DU or Enriched Product and in Paragraph 16 of Appendix B with respect to the resolution of disputes regarding the weight of Enriched DU or Enriched Product.

13.6           No Effect on Indemnification Agreements under the Act.  Nothing contained in this Agreement shall deprive USEC or Customer of any rights under indemnification agreements entered into pursuant to the Act.

13.7           Scope of Protection.  The provisions of this Article and of the other Articles of this Agreement that provide for limitation or protection against liability of, or indemnification of, or a waiver of claims against, a Party shall (a) also protect such Party’s employees and agents, and, to the extent they are acting on behalf of such Party, such Party’s affiliates, contractors, subcontractors, suppliers and vendors of every tier; (b) apply regardless of fault or negligence to the full extent permitted by law; and (c) survive termination of this Agreement, as well as the fulfillment of the obligations of the Parties hereunder.

ARTICLE 14 – GOVERNMENTAL AUTHORIZATIONS AND REQUIREMENTS

Each Party shall (a) obtain (or cause its agents to obtain) all permits, licenses or approvals required for performance of its obligations under this Agreement, including any special nuclear material licenses and those required for the possession, storage and/or transportation by it of Material; and (b) comply with all applicable treaties, conventions and similar international agreements to which the United States is a party.

ARTICLE 15 – ENTIRE AGREEMENT; TERMINATION OF PRIOR AGREEMENTS

The terms and conditions set forth herein are intended by Customer and USEC to constitute the final, complete and exclusive statement of their agreement, and all prior proposals, communications, negotiations, understandings, representations, contracts and agreements (the “Prior Agreements”), whether oral or written, relating to the subject matter of this Agreement (but without regard to whether the term of this Agreement is equivalent to the term of any such Prior Agreement), are hereby terminated and superseded and the Parties hereby mutually release each other from any claim, liability or obligation under or arising from such Prior Agreements.  Except as otherwise stated in this Agreement, such termination or release shall not affect any obligation of Customer to pay for Material delivered or services furnished to Customer under a Prior Agreement for which Customer has not previously paid, nor shall such termination or release affect any limitation of liability, or confidentiality obligation, of either Party under any Prior Agreement.  Customer expressly waives any claim it may have against USEC with respect to the propriety of prices charged for Enrichment or services furnished under any Prior Agreement.

ARTICLE 16 – TERMINATION

16.1           Right to Terminate.  In addition to any other rights it may have under this Agreement, and subject to applicable law, a Party shall have the right, at no fee or liability to such Party, to terminate this Agreement in whole or in part, by written notice to the other Party, in the event the other Party enters into any voluntary or involuntary receivership, bankruptcy or insolvency proceeding, with the exception of reorganization under Chapter 11 of the Federal Bankruptcy Act; provided, however, that in the case of an involuntary proceeding, the right to terminate shall arise only if the proceeding has not been dismissed within sixty (60) days of the initiation thereof.

16.2           Obligations upon Termination or Expiration.  USEC shall not be required to Enrich or deliver Enriched DU under Article 5 or Enriched Product under Article 6 on or after the effective date of any termination or expiration of this Agreement, but may complete the Enrichment of any DU previously supplied to USEC and fed into the Cascade prior to the effective date of termination or expiration (as well as Enrichment of any additional amounts of DU permitted by the next sentence of this Section 16.2). USEC shall not continue to feed DU into the Cascade after the effective date of termination or expiration of this Agreement except to the extent necessary to produce Material to replace Material that USEC delivered from its inventory to Customer prior to the effective date of termination or expiration. Customer shall pay USEC for SWU, Enrichment, FCA, FCA True-Up, ***** or services (as listed in USEC’s standard service charges list) furnished in connection with deliveries of Enriched DU and/or Enriched Product in accordance with the terms of this Agreement  (which, in the case of a termination under Section 3.2(c)(iii)(A), shall be subject to the limitation on deliveries stated therein) completed before such date or commenced before such date using DU previously supplied to USEC and subsequently completed *****.  Customer shall also pay for ongoing services (e.g., storage services), and for any services required to return Material to Customer pursuant to Section 16.3.   USEC shall pay Customer all amounts of FCA previously paid to USEC that cannot, due to termination, be properly associated with enrichment of product delivered to Customer.  Notwithstanding termination or expiration of this Agreement, USEC shall pay Customer any amounts of FCA True-Up overpaid by Customer and properly associated with power used for Enrichment of DU delivered by Customer.

16.3           Return of Material.  Upon termination or expiration of this Agreement, the Parties shall agree upon a schedule for the delivery to Customer of any Stored Items (as defined in Section 13.4) still in USEC’s possession on the effective date of such termination or expiration (which delivery shall be completed no later than December 31, 2013).  Nothing herein shall require USEC to continue to lease the Facility for any longer than it determines is in its own operational and financial interest, in order to keep or protect such Stored Items for Customer.

ARTICLE 17 – ASSIGNMENT AND TRANSFER OF INTEREST

17.1           General.  Except as provided in this Article 17, this Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.   Any purported assignment that does not comply with the terms of Sections 17.1 and 17.2 shall be void ab initio.  As used in this Article 17, the terms “assign” or “assignment,” in reference to this Agreement, shall include any transfer, sale, pledge, encumbrance or assignment of this Agreement or any rights or obligations hereunder.

17.2           Permitted Assignments.

(a)           Neither Party’s consent shall be required for an assignment of the right to receive any payment owed to the assigning Party hereunder, or any further assignment thereof; provided that the assignee receives no greater rights under this Agreement than the assignor.

(b)           Neither Party’s consent shall be required for an assignment (in whole or in part) to an affiliate or entity that succeeds to substantially all of the assets or business of the assigning Party; provided that (i) the assignor notifies the non-assigning Party in writing that this Agreement has been assigned; (ii) the assignee notifies the non-assigning Party in writing that it agrees to be bound by this Agreement; (iii) the assignee’s rights and obligations hereunder shall be subject to any defenses or claims of the non-assigning Party under this Agreement; (iv) the assignment does not reduce the amount of SWU purchased from USEC under this Agreement; and (v) the assigning Party shall not be released from its obligations under this Agreement.  For purposes of this Section 17.2, “affiliate” of a Party means an entity that, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party.  Assignments solely for financing purposes of the right to receive, or take title to, Enriched DU or Enriched Product is not subject to this Section 17.2(b).

(c)           Any assignment to an affiliate, successor or other person or entity permitted under this Section 17.2 shall include the right for that permitted assignee to further assign the Agreement, and all rights and obligations received by such permitted assignee as a result of a permitted assignment, to an affiliate or successor under Section 17.2(b).

(d)           Neither the disposition of a Party’s stock by merger or otherwise shall be construed as an assignment or otherwise require consent of the other Party.

17.3           Successors.  Subject to Sections 17.1 and 17.2, this Agreement shall be binding upon and shall inure to the benefit of the legal representatives, successors and permitted assigns of the Parties hereto.  Any person or entity that succeeds to all of the rights and obligations of a Party under this Agreement, whether by operation of law or by permitted assignment and assumption of all such rights and obligations, shall replace such Party for all purposes hereunder, and all references herein to such Party shall thereafter be deemed to refer to such successor.

17.4           Transfer of Interest.  Customer’s purchase obligations under this Agreement shall not be affected by any transfer of Customer’s interests in or operating licenses for its reactor.

ARTICLE 18 – CONFIDENTIALITY

18.1           Business Proprietary Information.

(a)           USEC and Customer shall treat this Agreement, its terms and conditions, and appendices, including all modifications, and all related communications as “Business Proprietary Information.”

(b)           Except as provided in Section 18.1(c) or as required by law, a Party shall not disclose any part of such Business Proprietary Information to any other person or entity other than officers, directors, or employees of a Party, and accountants and legal counsel acting on behalf of such Party, (provided such accountants and legal counsel have agreed in writing to maintain such Business Proprietary Information in confidence or are otherwise subject to an obligation of confidentiality that will provide at least the level of protection afforded by this Article 18), without the prior written consent of an authorized representative of the other Party (which consent shall not be unreasonably withheld), except as such disclosure may be required (i) by court order, subpoena, or other appropriate governmental authority; (ii) to fulfill obligations under this Agreement (including communications by either Party with fabricators, contractors, transporters or others concerning matters necessary to effect a delivery of, or payment for, Material) or obligations under a Party’s agreements with financial institutions; (iii) to secure or maintain financing (including guarantees) for the Parties,  their affiliates, or to implement Article 17; or (iv) to enforce either Party’s rights hereunder.  In all cases under this Section 18.1(b), the disclosing Party shall take reasonable precautions to protect the confidentiality of the disclosed Business Proprietary Information.  Further, if disclosure of Business Proprietary Information is required under item (i) above, the disclosing Party shall promptly notify the other Party of the requirement, and shall take such further measures as necessary to minimize or oppose the disclosure, if requested by the other Party.

(c)           The fact that the Parties have entered into this Agreement and the term of this Agreement shall not be treated as Business Proprietary Information. Further, the Parties recognize that USEC shall be required to disclose this Agreement in its public filings with the Securities and Exchange Commission and that, while USEC will seek to protect from disclosure provisions of the Agreement where disclosure could cause competitive harm to USEC, the SEC may not permit USEC to withhold disclosure of all provisions requested by USEC.  The Parties agree that those provisions of the Agreement that USEC determines it is permitted to withhold from disclosure shall be maintained in confidence as Business Proprietary Information, and those provisions of the Agreement that USEC determines it must disclose in its SEC filings shall be considered public information that is not subject to protection under Section 18.1(b) or the Confidentiality Agreement between Customer, USEC, Bonneville Power Administration and TVA.  For purposes of this Section 18.1(c), the “Agreement” shall include any future amendment, modification or supplement of the Agreement, or other documents or information related to the Agreement, that USEC determines must be disclosed in its SEC filings.

(d)           The Parties recognize that Customer may receive a request for Business Proprietary Information pursuant to the Washington State Public Records Act.  To the extent Customer receives such a request, Customer shall provide USEC with timely written notice of such request, and its intent to disclose the Business Proprietary Information.  Customer and USEC shall cooperate with each other to prevent the public disclosure of Business Proprietary Information to minimize the effect of such disclosure, to the extent legally allowed.  However, if it is determined by Customer’s legal counsel that a disclosure is legally required in response to a public request, then Customer shall promptly notify USEC and Customer may choose to approve the release of the Business Proprietary Information, negotiate protection for the Business Proprietary Information or seek injunctive or other relief, at its sole expense, to prevent disclosure of the Business Proprietary Information proposed to be released.

(e)           Customer is authorized and may provide a copy of this Agreement to DOE which shall be marked as “Business Proprietary Information to DOE/United States Enrichment Corporation and Energy Northwest request that this document not be released to persons outside the U.S. Government.”

18.2           Applicability.  The provisions of this Article are applicable to all officers, directors, employees, and agents of each Party.  Each Party shall be responsible for ensuring the compliance with the terms hereof by all such officers, directors, employees, and agents.

ARTICLE 19 – DISPUTE RESOLUTION

19.1           Disputes.

(a)           Except for disputes and disagreements that may be resolved under Section 4.3 and under the provisions of Paragraphs 15 and 16 of Appendix B (which procedures shall, to the fullest extent possible, be the sole means of resolving such disputes and disagreements), this Article 19 shall provide the exclusive means of resolving any other dispute, claim, controversy or failure to agree arising out of, relating to, or connected with this Agreement or the breach, termination, or validity thereof (a “Dispute”).

(b)           Either Party may invoke the provisions of this Article by giving written notice thereof to the other Party with a detailed description of the matters involved in the Dispute.  The Parties shall attempt to resolve such Dispute through good faith negotiations, including one or more meetings between senior executive representatives of the Parties, during the thirty (30) days following such notice.  The thirty (30) day period for negotiation may be shortened or lengthened by mutual agreement.  The failure to conduct such negotiations for any reason shall not bar the referral of the Dispute to arbitration pursuant to the remaining provisions of this Article.

(c)           If, as a result of the resolution of such dispute, it is determined that Customer failed to pay USEC any amount that was owed (“Underpayment”) or paid USEC any amount that was not owed (“Overpayment”),  then an appropriate payment adjustment shall be made within thirty (30) days of final resolution of such dispute.  At the same time as such payment adjustment is made, interest shall be paid on any Underpayment from the date that such Underpayment was originally due or, as the case may be, from the date such Overpayment was originally due, to the date of the adjustment payment, using a daily interest rate based upon the annual interest rate used for calculating late payment charges under Section 8.5.

19.2           Arbitration Rules.  If the Parties have not resolved such Dispute within the aforesaid thirty (30) day period, either Party may submit the Dispute to final and binding arbitration.  Arbitration shall be governed by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (the “Rules”), as modified by this Article 19, and by the United States Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “Arbitration Act”).  The Parties agree that time is of the essence in resolving any Dispute arising under this Article and the Parties agree to use any practice or procedure available pursuant to the Rules providing for the swiftest resolution available; provided, however, to the extent the arbitrator permits pre-hearing discovery, the arbitrator shall be guided by a conservative interpretation of the Federal Rules of Civil Procedure and, in particular, the limitations imposed on discovery as provided in those rules.  Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof in accordance with Section 19.4 below.  The place of the arbitration shall be New York, New York.  There shall be a single arbitrator selected in accordance with the Rules.  The Parties shall select an arbitrator who has experience in complex commercial matters involving the application of New York law.

19.3           Hearings and Award.  All hearings shall be held, if possible, within ninety (90) days following the appointment of the arbitrator.  At a time designated by the arbitrator, each Party shall simultaneously submit to the arbitrator and exchange with each other its final proposed award; provided, however, that in no event shall the arbitrator award any damages prohibited under Article 13 hereof, or make any award that is otherwise inconsistent with the terms and conditions of this Agreement or exceeds the dollar caps on liability imposed hereunder.  Unless the arbitrator determines that extraordinary circumstances require additional time or both Parties jointly request an extension in writing, the arbitrator shall issue the final and binding award, which shall not be subject to appeal, no later than thirty (30) days after completion of the hearings, and judgment on any award may be entered in any court having jurisdiction thereof.  Nothing herein shall limit the rights of either Party under the Arbitration Act.

19.4           Jurisdiction and Venue.  To the extent that the Parties are permitted under this Article 19 or the Rules to pursue a judicial remedy, each Party consents and submits to (and waives any objection to) the personal and subject matter jurisdiction of and venue in the federal courts located in New York, New York (or, in case the federal court does not have jurisdiction, the state courts located in New York, New York).  Such jurisdiction and venue shall be exclusive except as to an action brought solely for the purpose of enforcing an order of a New York federal or state court obtained pursuant to the preceding sentence, or enforcing an award of the arbitrator.  Each Party consents to service of the notice of arbitration, and any other paper in the arbitration or in any proceeding brought pursuant to this Agreement, by registered mail or personal delivery at its address specified in Article 20.

19.5           Confidentiality.  The fact that either Party has invoked the provisions of this Article 19, the arbitration proceedings and related communications or disclosures, and the decision of the arbitrator, shall all be considered Business Propriety Information under Article 18, and the Parties shall ensure that the arbitrator agrees not to make disclosure of any Business Proprietary Information that would not be permitted to be disclosed by a Party under the terms of Article 18.

19.6           Binding upon Successors.  This agreement to arbitrate and any award made hereunder shall be binding upon the successors and assigns and any trustee or receiver of each Party.

19.7           Effect of Arbitration on Performance.  The fact that either Party has invoked the provisions of this Article 19 shall not relieve either Party of any obligations it may otherwise have to continue performance in accordance with the provisions of the Agreement.

19.8           Waiver.  To the extent either Party has or hereafter may acquire any immunity (including sovereign immunity) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations and liabilities under, or in connection with, this Agreement.

19.9           Fees.  Each Party shall pay its own fees and charges of arbitration, including the fees for its legal representation and assistance and costs of any experts or other witnesses utilized by such Party, and shall share equally the common fees and charges for the arbitration, including any fees of the arbitrator.

ARTICLE 20 – NOTICES AND ADDRESSES

20.1           Notices.

(a)           Any notice, request, demand, claim or other communication related to this Agreement must be in writing and delivered by hand, registered mail (return receipt requested), overnight courier, sent in .pdf format by electronic mail, or transmitted by facsimile.  Any notice given by electronic mail or facsimile shall only be effective  if a confirming copy is promptly delivered to the other Party by one of the other foregoing methods (or by first class mail) at the following addresses and numbers:

Customer:
Energy Northwest
Fuel Procurement Program Manager
Mail Drop PE10
P.O. Box 968
Richland, Washington 99352-0968
*****

USEC:
United States Enrichment Corporation
6903 Rockledge Drive, Suite 400
Bethesda, Maryland 20817
ATTENTION:  Vice President, Sales, Marketing and Power
*****

Either Party may change its address, email address, or facsimile number for receiving notices by giving written notice of such change to the other Party no later than ten (10) Business Days prior thereto.

(b)           All notices, requests, demands, claims and other communications hereunder shall be deemed given upon actual receipt thereof.

20.2           Designated Facilities.  The Facility shall be the delivery point for all Physical Deliveries of cylinders and Material.

ARTICLE 21 – GENERAL

21.1           Reports and Documentation.  During the term of this Agreement, USEC shall periodically provide Customer with reports which summarize deliveries hereunder and the amounts credited to the DU Account, and transactions regarding such accounts made on Customer’s behalf pursuant to this Agreement.

21.2           Governing Law.  The validity, performance, and all matters relating to interpretation and effect of this Agreement and any amendment hereto shall be governed by the laws of the State of New York, including Articles 1 and 2 of New York’s Uniform Commercial Code, except to the extent superseded by federal law; provided, however, that, in the event the Parties’ choice of New York law is deemed ineffective by a court or arbitrator, Maryland law, including Maryland Commercial Law Titles 1 and 2, shall apply in place of New York law.

Notwithstanding the foregoing, in the event Customer receives a request for Business Proprietary Information pursuant to the Washington Public Records Act, Washington law shall govern such request and corresponding response to the request, including any request for redaction or confidential treatment required to comply with Article 18.  Any action under the Washington State Public Records Act shall be brought in the appropriate venue in accordance with Washington law.

21.3           Captions and Headings of No Effect.  The captions and headings in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement or any provision hereof.

21.4           Invalid or Unenforceable Provisions.  If any provision of this Agreement is or becomes invalid or unenforceable, the remainder of this Agreement shall not be affected.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, only as to such jurisdiction, be ineffective only to the extent of the prohibition or unenforceability.  The Parties shall cooperate to negotiate mutually acceptable terms to replace any invalid or unenforceable provision.

21.5           No Waiver.  The failure of either Party to enforce any of the provisions of this Agreement, or to require at any time strict performance by the other Party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof, or the right of such Party thereafter to enforce each and every such provision.

21.6           Contractors.

(a)           USEC may fulfill its obligations under this Agreement through one or more contractors.  No such contractor and/or subcontractor is authorized to modify the terms of this Agreement, waive any requirement hereof, or settle any claim or dispute arising hereunder.

(b)           References in this Agreement to the liability of a Party for its negligence or intentional acts shall be deemed to include the negligence or intentional acts or omissions of the Party’s contractors, subcontractors, employees or agents if, under applicable law, the Party would be vicariously liable for such acts or omissions.

21.7           Survival.  This Article and the provisions relating to definitions, title and risk of loss and obligation codes, prices and terms of payment, taxes, Parties’ representations, liability (including nuclear liability), government authorizations, termination or suspension provisions, confidentiality, dispute resolution (including governing law, interpretation, agents, no third party beneficiaries), and notice provisions shall survive termination or expiration of this Agreement.

21.8           Amendment.  No modification or amendment of this Agreement shall be effective unless it is in writing and signed by both Parties.

21.9           No Third Party Beneficiaries.  With the exceptions of Sections 12.8 and 13.7, nothing in this Agreement shall be interpreted as creating any right of enforcement of any provision herein by any person or entity that is not a Party to this Agreement.

21.10           Consent to be Reasonably Given.  Where a Party must give its consent under this Agreement, such consent may not be unreasonably withheld or delayed unless the Agreement provides that such consent is at the sole discretion of such Party.

21.11           Characterization for U.S. International Trade Law Purposes.  The Parties are entering into this Agreement for their mutual benefit and not for use as evidence in any pending or future proceeding under the U.S. antidumping or countervailing duty laws.  Accordingly, neither Party shall seek to characterize this Agreement as a contract for the sale of services or merchandise for purposes of those laws without the consent of the other Party.

21.12           Reasonable Efforts.  When used in this Agreement (including in any amendment, supplemental agreement or correspondence between the Parties related to this Agreement) and unless specifically defined in another provision of this Agreement, terms such as “best efforts,” “reasonable efforts,” and “commercially reasonable efforts” shall be deemed to mean efforts that are considered to be commercially reasonable under the circumstances prevailing at the time, taking into account the economic condition of the Party making such efforts, the information actually available to such Party at the time the efforts are made, the economic, legal and political circumstances prevailing in the country where the efforts are to made, and the internal resources and employees available to such Party to make such efforts. In no event shall it require a Party to undertake measures, which in its reasonable judgment, could materially jeopardize its ability to perform its other legal or contractual obligations to others (including to the other Party) or to comply with applicable law or regulations.

21.13           Execution and Counterparts; Effectiveness.

(a)           This Agreement may be executed in multiple counterparts, which taken together shall constitute an original without the necessity of all Parties signing the same page or the same documents, and may be executed by signatures to electronically or telephonically transmitted counterparts in lieu of original printed or photocopied documents.  Signatures transmitted by facsimile shall be considered original signatures.

(b)            Notwithstanding any other provision of this Agreement, the execution and delivery of all of the following agreements, on or before May 16, 2012, shall be a condition precedent to the obligations of the Parties under this Agreement:

(i)           Agreement between Customer and the Department of Energy, titled “Agreement Between the U.S. Department of Energy and Energy Northwest For the Transfer of Depleted Uranium Hexafluoride and the Storage of Low Enriched Uranium,” EN Contract number 335903;

(ii)           Agreement between Customer and TVA, titled “Enriched Product and UF6 Supply Agreement,” EN Contract number 335901; and

(iii)           Letter agreement between TVA and USEC for the purchase and sale of power used to produce the Enriched DU.

If such agreements have not been executed and delivered by each and all of the parties thereto on or before May 16, 2012, this Agreement shall, without any further action of the Parties, terminate automatically effective as of 12:00 midnight, Eastern Time, on May 16, 2012.  In the event of any such termination of this Agreement, this Agreement shall be null and void and without any further force or effect whatsoever, other than the confidentiality obligations of the Parties under Article 18, and no Party shall have any obligation or liability whatsoever to any other Party under or in connection with this Agreement other than the aforementioned confidentiality obligations.

(c) Customer shall promptly notify USEC when all parties to the agreements in Section 21.13(b)(i) and (ii) have executed and delivered such agreements and USEC shall promptly notify Customer when all parties to the agreement in Section 21.13(b)(iii) have executed and delivered such agreement. Upon receipt by each Party of the notice from the other Party under the preceding sentence, the condition precedent in Section 21.13(b) shall be fulfilled.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed in two (2) originals by their duly authorized officers as of the Effective Date.

ENERGY NORTHWEST                                                                           UNITED STATES ENRICHMENT
CORPORATION

By:           /s/ Dale K. Atkinson                                                                By:      /s/ Robert Van Namen

Name:      Dale K. Atkinson                                                         Name:     Robert Van Namen

Title:        V.P. Empl. Dev./Corp. Services                                                      Title:          Senior V.P., Uranium Enrichment

BUSINESS PROPRIETARY INFORMATION
USEC CONTRACT NO. EC-SC01-12UE03133
ENERGY NORTHWEST CONTRACT NO. 335900

APPENDIX A:  EQUATIONS USED TO CALCULATE COMPONENTS OF ENRICHED URANIUM PRODUCT PRODUCED FROM FEED MATERIAL OR FROM DEPLETED URANIUM

1.           Feed Material, or Depleted Uranium, per unit of product (feed factor):

F = (XP - Xw) / (Xf - XW)

where F = Feed Material or DU quantity per unit of resulting Enriched Uranium or Enriched DU

Xp = Product Assay (in weight % 235U)

Xw = Tails Assay (in weight % 235U)

Xf = Feed Material/DU Assay (in weight % 235U)

2.           Separative work per unit of product (SWU factor):

SWU = [V(Xp) – V(Xw)] – F[V(Xf) – V(Xw)]

Where V(Xp) = [2 (Xp) – 1] [1n [(Xp) / (1-Xp)]]

V(Xw) = [2 (Xw) - 1] [1n [(Xw) / (1-Xw)]]

V(Xf) = [2 (Xf) – 1] [1n [(Xf) / (1-Xf)]]

where (Xp), (Xw), and (Xf) are defined above and 1n = natural logarithm (base e)

3.	The weight percents (“weight %”) must be converted to decimal fractions for use in the separative work equations. These formulas can be generalized to multiple Feed Material Assays and Product Assays.

4.           For the application of the above formulas:

-Uranium quantity is expressed in kilograms of UF6, rounded to the gram (third decimal place).

-Assay expressed in % is rounded to the fourth significant figure.

-Intermediate calculations are carried to at least eight significant figures.

-Feed and SWU factors are rounded to the third decimal place.

-Separative work, expressed in kilograms SWU, is rounded to the third decimal place (1/1000 Kg SWU).

-Rounding is done by the standard rounding procedure.

A-

BUSINESS PROPRIETARY INFORMATION
USEC CONTRACT NO. EC-SC01-12UE03133
ENERGY NORTHWEST CONTRACT NO. 335900

APPENDIX B:  PROVISIONS FOR PHYSICAL DELIVERY

This Appendix B shall apply to Physical Deliveries of Enriched DU and the Enriched Product, of cylinders for filling with Enriched DU and Enriched Product and, unless otherwise agreed, of other Material or equipment under this Agreement.

1.           Designated Facilities.  The Facility at PGDP shall be the delivery point for all Physical Deliveries of cylinders and Material by either Party.

2.           Delivery Schedule.  The schedule for deliveries during which Physical Delivery will occur shall be established by mutual agreement.  For Physical Delivery of Enriched DU and Enriched Product, USEC shall submit a delivery schedule to Customer on the 15th of the month prior to the month of delivery (“Delivery Schedule”).  The Delivery Schedule shall take into account the following:

(a)           the nominal quantities and Assays of Enriched DU that USEC has available to deliver to Customer from among standard Assays of ***** and the nominal quantity and Assay of Enriched Product that USEC shall deliver to Customer will be the standard Assay of *****;

(b)           *****

(c)           the destination for any shipment by Customer of the Enriched DU or Enriched Product from the Facility, which shall be provided by Customer to USEC prior to the 15th day of the month prior to the month of delivery;

(d)           the proposed schedule for arrival of Customer’s overpacks (if needed by Customer to ship the Enriched DU or Enriched Product from the Facility) and trucks;

(e)           potential conflicts with USEC’s need to fill orders from other customers; and

(f)           other factors affecting the availability of manpower, equipment and other requirements to implement the proposed delivery.

The actual quantity and Assay of Enriched DU or Enriched Product delivered to Customer may differ from the quantity and Assay listed in the Delivery Schedule.

*****

B-

BUSINESS PROPRIETARY INFORMATION
USEC CONTRACT NO. EC-SC01-12UE03133
ENERGY NORTHWEST CONTRACT NO. 335900

APPENDIX C:  *****

*****

C-

BUSINESS PROPRIETARY INFORMATION
USEC CONTRACT NO. EC-SC01-12UE03133
ENERGY NORTHWEST CONTRACT NO. 335900

APPENDIX D:  *****

*****

D-

BUSINESS PROPRIETARY INFORMATION
USEC CONTRACT NO. EC-SC01-12UE03133
ENERGY NORTHWEST CONTRACT NO. 335900

APPENDIX E:  USEC SERVICE CHARGES – AS OF THE EFFECTIVE DATE

*****

E-

BUSINESS PROPRIETARY INFORMATION
USEC CONTRACT NO. EC-SC01-12UE03133
ENERGY NORTHWEST CONTRACT NO. 335900

APPENDIX F:  FORM OF QUALITY CONFIRMATION

Certificate of
Quality and Quantity
For Enriched Uranium Hexafluoride

Customer:	Contract No:
Receiver:	Order No.:
UF6 Cylinder No:	Assay (wt%)

Gross Weight: pounds	Uranium Mass: kg
Tare Weight: pounds	Isotope Mass (235U): kg
Net Weight: pounds
Isotopic Composition	ASTM C996-10 Specification Value	Analyzed Values
U-235	Less than or equal to: 5.0%
U-232	Less than or equal to: 0.0001 micrograms/gU or U236 less than 125 micrograms/gU235, then N/A
U-234	Less than or equal to: 11.0 x 103 micrograms/gU235
U-236	Less than or equal to: 250micrograms/gU235

Impurity Elements
Boron Less than or equal to 4 micrograms /gU
Silicon Less than or equal to 250 micrograms/gU
Tc-99 Less than or equal to 0.01 micrograms/gU

Purity (U content %)
UF6 Concentration
Molar content of hydrocarbons, chlorocarbons and partially substituted Halohydrocarbons

The samples for analysis were obtained during filling while the UF6 was in liquid phase.

Date:                                                      Signature: